Exhibit 99.1

Diodes Incorporated Reports First Quarter 2021 Financial Results

Record Revenue of $413 Million Exceeds High-End of Guidance,

Resulting in Record Gross Profit and Adjusted EPS

Plano, Texas – May 6, 2021 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the first quarter ended March 31, 2021.

First Quarter Highlights

•

Revenue was a record $413.1 million, which included the first full quarter of revenue from the LITE-ON Semiconductor Corporation (LSC) acquisition, increasing 18 percent from $350.4 million in the fourth quarter 2020 and 47 percent from $280.7 million in the first quarter 2020;

•	GAAP gross profit was a record $138.6 million, compared to $122.7 million in the fourth quarter 2020 and $95.8 million in the first quarter 2020;
•	GAAP gross profit margin was 33.6 percent, or 36.3 percent for Diodes only, compared to 35.0 percent in the fourth quarter 2020 and 34.1 percent in the first quarter 2020;
•

GAAP net income was $39.5 million, or $0.87 per diluted share, compared to $29.7 million, or $0.59 per diluted share, in the fourth quarter 2020 and $20.2 million, or $0.38 per diluted share, in the first quarter 2020;

•

Non-GAAP adjusted net income was $42.0 million, or $0.93 per diluted share, compared to $37.3 million, or $0.74 per diluted share, in the fourth quarter 2020 and $23.9 million, or $0.46 per diluted share, in the first quarter 2020;

•	Excluding $4.8 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.11 per diluted share;
•

EBITDA was $81.7 million, or 19.8 percent of revenue, compared to $67.1 million, or 19.1 percent of revenue, in the fourth quarter 2020 and $52.9 million, or 18.9 percent of revenue, in the first quarter 2020; and

•

Achieved cash flow from operations of $68.2 million and $51.0 million of free cash flow, including $17.2 of capital expenditures. Net cash flow was a positive $10.6 million, including the pay down of $37.4 million of debt

Commenting on the results, Dr. Keh-Shew Lu, Chairman, President and Chief Executive Officer, stated, “Revenue set a new record both organically and on a consolidated basis, increasing 18% sequentially and exceeding the high-end of our guidance range, in what has historically been a seasonally down quarter for our business. Our growth was driven by record total POS revenue as a result of records in both Asia and Europe combined with strong growth in North America. We also achieved records in our computing end market, driven by record Pericom product revenue, and the automotive market due to strong organic growth in Diodes’ automotive business.  Combined with our expense management and operating efficiencies, we delivered the highest quarter of adjusted earnings per share, which increased 25% sequentially.

“The integration of LSC is also progressing well and ahead of schedule, as we have already begun to harvest the benefit of manufacturing synergies from improved factory loading with both LSC and Diodes’ products. Our global manufacturing footprint is serving as a key advantage at a time when the broader semiconductor industry is challenged by supply and capacity constraints. We have both internal and external capacity to support the increasing demand we are seeing for our products. As a result, we expect to deliver another quarter of sequential growth in the second quarter coupled with a continued expansion in bottom-line profitability.”

First Quarter 2021

Revenue for first quarter 2021 was a record $413.1 million, which included the first full quarter of revenue from LSC, compared to $350.4 million in the fourth quarter 2020 and $280.7 million in the first quarter 2020. Revenue increased sequentially on both a consolidated and an organic basis in the first quarter.

GAAP gross profit for the first quarter 2021 was a record $138.6 million, or 33.6 percent of revenue on a consolidated basis and 36.3 percent for Diodes only. This compares to $122.7 million, or 35.0 percent of revenue on a consolidated basis and 36.0 percent for Diodes only, in the fourth quarter 2020 and $95.8 million, or 34.1 percent of revenue, in the first quarter of 2020.

GAAP operating expenses for first quarter 2021 were $91.2 million, or 22.1 percent of revenue, and on a non-GAAP basis were $86.4 million, or 20.9 percent of revenue, which excludes $4.0 million of amortization of acquisition-related intangible asset expenses and $0.8 million in restructuring costs. GAAP operating expenses in the fourth quarter 2020 were $82.9 million, or 23.7 percent of revenue, and in the first quarter 2020 were $70.0 million, or 24.9 percent of revenue.

First quarter 2021 GAAP net income was $39.5 million, or $0.87 per diluted share, compared to GAAP net income of $29.7 million, or $0.59 per diluted share, in the fourth quarter 2020 and GAAP net income in the first quarter 2020 of $20.2 million, or $0.38 per diluted share.

First quarter 2021 non-GAAP adjusted net income was $42.0 million, or $0.93 per diluted share, which excluded, net of tax, $3.3 million of acquisition-related intangible asset costs, $1.5 million acquisition-related costs, $0.7 million restructuring costs and $2.9 million gain in value of certain LSC investments.  This compares to non-GAAP adjusted net income of $37.3 million, or $0.74 per diluted share, in the fourth quarter 2020 and $23.9 million, or $0.46 per diluted share, in the first quarter 2020.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2021
GAAP net income	$39,452

GAAP diluted earnings per share	0.87

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,280

Acquisition-related costs	1,508

Gain on LSC Investments	(2,924)

Restructuring Cost	697

Non-GAAP net income	$42,013

Non-GAAP diluted earnings per share	$0.93

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in first quarter 2021 GAAP net income and non-GAAP adjusted net income was approximately $4.8 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.11 per diluted share for the first quarter 2021, $0.10 for the fourth quarter 2020 and $0.07 for first quarter 2020.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in first quarter 2021 was $81.7, or 19.8 percent of revenue, compared to $67.1 million, or 19.1 percent of revenue, in fourth quarter 2020 and $52.9 million, or 18.9 percent of revenue, in first quarter 2020. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For first quarter 2021, net cash provided by operating activities was $68.2 million. Net cash flow was a positive $10.6 million, including the pay down of $37.4 million of long-term debt. Free cash flow (a non-GAAP measure) was $51.0 million, which includes $17.2 million of capital expenditures.

Balance Sheet

As of March 31, 2021, the Company had approximately $339 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $415 million and working capital was approximately $618 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the Company’s 2021 quarterly audit by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending March 31, 2021.

Business Outlook

Dr. Lu concluded, “For the second quarter of 2021, we expect revenue to increase to approximately $434 million, plus or minus 3 percent, which represents a record on both an organic and consolidated basis for a combined increase of about 5 percent sequentially at the mid-point.  We expect GAAP gross margin on a consolidated basis to be 35.6 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 20.5 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $1.6 million.  Our income tax rate is expected to be 19 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 45.7 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.3 million, after tax, for Pericom and previous acquisitions is not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Thursday, May 6, 2021 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 5947578. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 13, 2021 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 5947578. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 31 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the second quarter of 2021, we expect revenue to increase to approximately $434 million plus or minus 3 percent; we expect GAAP gross margin to be 35.6 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 20.5 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest expense to be approximately $1.6 million; we expect our income tax rate to be 19 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 45.7 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March, 31
	2021	2020
Net sales	$413,121	$280,717
Cost of goods sold	274,485	184,875
Gross profit	138,636	95,842

Operating expenses
Selling, general and administrative	58,676	42,215
Research and development	27,659	23,678
Amortization of acquisition-related intangible assets	4,023	4,221
Other operating expense	888	(124)
Total operating expense	91,246	69,990

Income from operations	47,390	25,852

Other income (expense)
Interest income	768	273
Interest expense	(2,864)	(1,245)
Foreign currency loss, net	(1,279)	75
Unrealized Gain (Loss) on Investments	3,655	-
Other income	2,317	1
Total other income (expense)	2,597	(896)

Income before income taxes and noncontrolling interest	49,987	24,956
Income tax provision	9,434	4,556
Net income	40,553	20,400
Less net (income) loss attributable to noncontrolling interest	(1,101)	(232)
Net income attributable to common stockholders	$39,452	$20,168

Earnings per share attributable to common stockholders:
Basic	$0.89	$0.39
Diluted	$0.87	$0.38
Number of shares used in earnings per share computation:
Basic	44,408	51,335
Diluted	45,243	52,422

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2021:

	COGS	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP					$39,452

Diluted earnings per share (Per-GAAP)					0.87

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets		4,024		(744)	3,280

Acquisition-related costs	1,908			(400)	1,508

Gain on LSC Investments			(3,655)	731	(2,924)

Restructuring Cost		820		(123)	697

Non-GAAP					$42,013

Diluted shares used in computing earnings per share					45,243

Non-GAAP diluted earnings per share					$0.93

Note:  Included in GAAP and non-GAAP net income was approximately $4.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.11 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2020:

	Operating Expenses	Income Tax Provision	Net Income
GAAP net income			$20,168

GAAP diluted earnings per share			$0.38

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,221	(765)	3,456

Acquisition related costs	408	(83)	325

Non-GAAP net income			$23,949

Diluted shares used in computing earnings per share			52,422

Non-GAAP diluted earnings per share			$0.46

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $3.7 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.07 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related costs – The Company excluded expenses associated with the acquisition of LITE-ON Semiconductor, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Gain on LSC investments – During December 2020, after being acquired by the Company, LSC recorded a market to market gain on an equity investment. The Company believes this gain is not reflective of the ongoing operations and exclusion of this gain provides investors an enhanced view of the Company’s operating results.

Restructuring costs – The Company has recorded restructuring charges related to the shutdown and relocation of one of our assembly and test facilities located in Chengdu, China, restructuring at other China sites, and restructuring of select European entities.  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2021 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the first quarter of 2021, FCF was $51.0 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March, 31
	2021	2020
Net income (per-GAAP)	$39,452	$20,168
Plus:
Interest expense, net	2,096	972
Income tax provision	9,434	4,556
Depreciation and amortization	30,675	27,237
EBITDA (non-GAAP)	$81,657	$52,933

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2021	2020
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$276,253	$268,065
Restricted Cash	54,848	52,464
Short-term investments	8,366	6,142
Accounts receivable, net of allowances of $3,442 and $3,806 at March 31, 2021 and December 2020, respectively	332,209	320,061
Inventories	289,972	307,062
Prepaid expenses and other	88,703	70,193
Total current assets	1,050,351	1,023,987
Property, plant and equipment, net	510,467	530,815
Deferred income tax	51,820	57,841
Goodwill	158,583	158,331
Intangible assets, net	106,570	110,591
Other long-term assets	112,551	97,892
Total assets	$1,990,342	$1,979,457

Liabilities
Current liabilities:
Line of credit	$67,624	$140,563
Accounts payable	172,172	168,045
Accrued liabilities	159,486	160,117
Income tax payable	15,203	19,177
Current portion of long-term debt	18,353	21,860
Total current liabilities	432,838	509,762
Long-term debt, net of current portion	327,007	288,179
Deferred tax liabilities	34,561	34,598
Other long-term liabilities	138,956	130,795
Total liabilities	933,362	963,334

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 44,600,001 and 44,276,194, issued and outstanding at March 31, 2021 and December 2020, respectively	35,908	35,692
Additional paid-in capital	446,697	449,598
Retained earnings	927,498	888,046
Treasury stock, at cost, 9,259,858 shares held at March 31, 2021 and 9,259,858 shares held at December 31, 2020	(335,910)	(335,910)
Accumulated other comprehensive loss	(71,624)	(73,606)
Total stockholders' equity	1,002,569	963,820
Noncontrolling interest	54,411	52,303
Total equity	1,056,980	1,016,123
Total liabilities and stockholders' equity	$1,990,342	$1,979,457